EXHIBIT 99.01

Chegg Reports Second Quarter 2021 Financial Results and Raises Full Year Guidance
Total Revenue Increased 30% Year-Over-Year

SANTA CLARA, Calif., August 9, 2021 /BUSINESS WIRE/ -- Chegg, Inc. (NYSE:CHGG), today reported financial results for the three months ended June 30, 2021.

“It is clear, wherever students are learning, whether online, in the classroom, or in a hybrid model, the value of Chegg is unquestionable,” said Dan Rosensweig, CEO & President of Chegg, Inc., “Chegg had a great Q2 with total revenue growth of 30%, driven by 38% growth in Chegg Services revenue with Chegg Services subscribers growing to 4.9 million in the quarter. Our international growth also continues to be strong, and we are confident we will exceed our initial expectation of over one million international subscribers for the year.”

Q2 2021 Highlights:

•Total Net Revenues of $198.5 million, an increase of 30% year-over-year
•Chegg Services Revenues grew 38% year-over-year to $173.5 million, or 87% of total net revenues, compared to 82% in Q2 2020
•Net Income was $32.8 million
•Non-GAAP Net Income was $71.7 million
•Adjusted EBITDA was $84.4 million
•4.9 million: number of Chegg Services subscribers, an increase of 31% year-over-year
•367 million: total Chegg Study content views

Total net revenues include revenues from Chegg Services and Required Materials. Chegg Services primarily includes Chegg Study, Chegg Writing, Chegg Math Solver, Chegg Study Pack, Mathway, and Thinkful. Required Materials includes print textbooks and eTextbooks.

For more information about non-GAAP net income and adjusted EBITDA, and a reconciliation of non-GAAP net income to net income (loss), and adjusted EBITDA to net income (loss), see the sections of this press release titled “Use of Non-GAAP Measures,” “Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA,” and “Reconciliation of GAAP to Non-GAAP Financial Measures.”

Business Outlook:

Third Quarter 2021

•Total Net Revenues in the range of $170 million to $175 million
•Chegg Services Revenues in the range of $142 million to $147 million
•Gross Margin between 60% and 61%
•Adjusted EBITDA in the range of $43 million to $45 million

Full Year 2021

•Total Net Revenues in the range of $805 million to $815 million
•Chegg Services Revenues in the range of $690 million to $700 million
•Gross Margin between 68% and 69%
•Adjusted EBITDA in the range of $295 million to $300 million

For more information about the use of forward-looking non-GAAP measures, a reconciliation of forward-looking net (loss) income to EBITDA and adjusted EBITDA for the third quarter 2021 and full year 2021, see the below sections of the press release titled “Use of Non-GAAP Measures,” and “Reconciliation of Forward-Looking Net (Loss) Income to EBITDA and Adjusted EBITDA.”

An updated investor presentation and an investor data sheet can be found on Chegg’s Investor Relations website http://investor.chegg.com.

Prepared Remarks - Dan Rosensweig, CEO Chegg, Inc.

Thank you Tracey, and welcome everyone to Chegg’s Q2 2021 earnings call. We had strong growth the entire school year - particularly in this quarter - reaffirming that students value Chegg as core to their education journey. It is clear wherever they are learning whether online, on campus, or in a hybrid model, the value of Chegg to students is unquestionable. We had a great quarter with total revenue growth of 30%, led by 38% growth of Chegg Services and adjusted EBITDA growth of 52%. Our international growth is strong, and we are confident that we will exceed our initial expectation of over one million international subscribers for the year. As our opportunities continue to expand we have remained focused on our efforts to reduce account sharing as students have returned to campus, which allows us to reinvest in even more new content, the student experience, and solving the big growing problems students are facing around the world. Our financial and user results reflect our success, which allows us to – once again – raise both our revenue and adjusted EBITDA guidance for the remainder of 2021.

Over the last decade we have focused on putting the student first and we believe we set the standard in how to support the modern learner. Chegg now serves over 30 million students monthly and if we want to build and maintain a long-term relationship with students, we must listen to the issues that are important to them. They care that we operate sustainably, that we invest in our employees, and that we contribute to our communities. We accept this responsibility. We have redoubled our efforts to build out programs that support our environment, employees, communities, and contribute positively to the learning ecosystem. Recent examples include the launch of Honor Shield and Uversity, which help protect academic integrity and build an entirely new educator economy, that will also increase access to high quality learning content. These new initiatives, and our continued focus on supporting learners wherever they are in their journey, are reflections of our company values, our dedication to our mission, and are clearly contributing to the success of our business.
Chegg is continuously improving learning outcomes for students, and we continue to add the right content and services that they need at the time they need it most. This fall we will be dramatically increasing discovery of content through greater personalization, advancing from a focus on aligning content to textbooks to allowing students to search and discover our content and services by their courses. We believe by adding new content and improving the discovery of content on our platform, we will positively impact student outcomes and increase the length of our relationship with our students. Our TAM is huge, and we are scaling very quickly to serve our growing global student base. To give you a sense of our size, we now have over 66 million step-by-step solutions in Chegg Study to help students master their subjects and, in the second quarter alone, we added 7 million new solutions that were asked and answered by our subject matter experts. And more than 37% of them were asked by international subscribers. Those questions were viewed over 360 million times and, within our writing product, over 1 million citations were created daily. In Mathway almost ten million math questions were asked every single day in Q2. The size, scale, and quality of what we offer is second to none. Most importantly, we survey our students and 92% of them say that using Chegg helps them learn their course material, which is why 94% of them also report that using Chegg helps them get better grades. We also believe that this kind of support directly impacts student’s mental health, as 89% of students reported that Chegg Study helps them get their work done with less stress and 77% said that Chegg Study builds their confidence before an exam. These outcomes reflect the real and tangible impact we have, which we are incredibly proud of and why we believe Chegg is such a beloved student brand.

As we continue to support students in their academic pursuits, we will also continue to focus on helping them move from learning to earning. We know students are seeking alternative pathways to gain the in-demand skills employers are looking for, so that they can compete in the global economy. That is why we will continue to make investments not just in academic content but also in professional skills-based content.

As the education landscape rapidly evolves, institutions are making the difficult transition to online or hybrid environments. New challenges have emerged, including the need to increase access to high quality online content, protect the integrity of that content, and the need to create opportunities for the greatest educators and professors to share, and get compensated for their content. I want to highlight two of the initiatives we already mentioned in these areas: Honor Shield and Uversity. Earlier this year we launched Honor Shield, to block students’ ability to access Chegg content during specified exam periods, which supports institutions efforts around academic integrity. As more institutions move online, our goal is to increase access to even more high-quality content by working with schools and faculty around the world. We are very excited about the enthusiasm of leading educators from top universities to have the ability to work with Chegg to create and add content like practice exams, course study guides, lecture notes, lab guides, case studies, and quizzes, through Chegg, and to get compensated for their great content. While it is still early, I am pleased to say that faculty who have joined the Uversity educator community have already earned $700,000 and are helping us build an even richer and more valuable learning library for students.

In addition to serving students, faculty, and institutions, we know it’s important to make a positive impact beyond our core business, which is why we are aligning Chegg’s business activities and major themes of our philanthropic and community efforts with the U.N.’s Sustainable Development Goals, including a heightened focus on quality education, good health and well-being, and moving to a world with zero hunger. To that end, we focused our financial contributions to organizations focused on food insecurity and we have invested in programs that support the physical and mental health of our employees, we have donated to non-profits supporting students in the U.S. and internationally, and one effort that we are particularly proud of, that aligns with our belief to substantially reduce student debt, are our programs like Equity for Education, which we launched in 2019. That program is designed to help pay off all of our employee’s student debt and, combined with our existing reimbursement program, we have contributed nearly one million dollars towards paying off our employee’s loans and I couldn’t be prouder.

Of course, none of this would be possible without our incredible employees who are dedicated and focused on our mission: to improve student outcomes. Their tremendous work has resulted in continued recognition for our teams, and in this past quarter we were proud to win Comparably awards for Women employees, diversity, our leadership team, as well as being named one of the Fortune’s best places to work for millennials. We had a phenomenal school year, a great quarter, and we believe the opportunities ahead for us are only getting bigger. We are excited to take on our increased role and responsibility in our industry and, with that I will turn it over to Andy. Andy…

Prepared Remarks - Andy Brown, CFO Chegg, Inc.

Thanks Dan and good afternoon everyone.

We are extremely happy with our performance in the second quarter. The team continues to operate at a high level despite ongoing uncertainties related to the pandemic, delivering beyond the high-end of our expectations for both revenue and profitability. The underlying metrics remain strong, and as such, we are substantially raising both revenue and adjusted EBITDA guidance for the remainder of the year.

Looking at Q2 results, total revenue grew 30% during the quarter to $198 million driven by 38% growth in Chegg Services revenue to $174 million, with Chegg Services subscribers growing to 4.9 million in the quarter. To put this in perspective, both revenue and subscribers have more than doubled in the past two years as we have benefited from our investments in content, product, technology and global penetration. Our laser-like focus in “putting students first”, has led to a brand that is second-to-none with students, because we offer a trusted platform that delivers positive learner outcomes with services that are online, on demand, that can be accessed anywhere, any place, anytime.

This focus has resulted in continued growth and significant leverage, as once again adjusted EBITDA exceeded our guidance and increased 52% year-over-year to $84 million, almost three times what we achieved just two years ago. Our margin leverage is impressive given the fact that we continue to invest in new products and features, expand into new markets and increase the resilience and scalability of our products and infrastructure, which we believe will allow us to maintain a high top line growth rate and continue to increase margins for the foreseeable future. Our business model inherently supports operating leverage as we scale – the majority of our subscribers are acquired through unpaid channels, our content is created once and then used many times by learners across the globe, and much of our learning content we offer is relevant globally. We believe the combination of our scale, high growth, high margin and continued leverage is rare, not only among ed-tech, but also the broader technology landscape.

Also during Q2, we initiated a transition to a new print textbook logistics partner which we believe will improve our Required Materials cost structure once completed next year.

Looking at the balance sheet, we ended the quarter with cash and investments of approximately $2.5 billion. During the quarter, we redeemed the remaining 2023 convertible notes for approximately $91 million, which reduces our total debt and any potential future dilution as our share price increases.

Moving to the second half of the year, with the efforts we made to increase engagement and reduce account sharing as students have gone back to campus, we feel even more confident to raise our revenue and adjusted EBITDA guidance for the remainder of the year.

For full year 2021 we now expect:
•Total revenue to be between $805 and $815 million, with Chegg Services revenue between $690 and $700 million,
•Gross margin between 68% and 69%,
•And adjusted EBITDA between $295 and $300 million, reflecting an expected margin of more than 450 basis points higher than 2020, demonstrating the natural leverage in our model as we continue to scale.

Looking specifically at Q3 we now expect:
•Total revenue to be between $170 and $175 million, with Chegg Services revenue between $142 and $147 million,
•Gross margin between 60% and 61%,
•And adjusted EBITDA between $43 and $45 million.

In closing, Q2 was an excellent quarter, we delivered above the high end of our expectations, giving us confidence to substantially increase guidance for the remainder of 2021 as we enter the new academic year. We continue to believe that our impressive growth and margin model reflects the importance of Chegg’s services to learners around the world.

With that, I’ll turn the call over to the operator for your questions.

Conference Call and Webcast Information

To access the call, please dial 1-877-407-4018, or outside the U.S. +1-201-689-8471, five minutes prior to 1:30 p.m. Pacific Daylight Time (or 4:30 p.m. Eastern Daylight Time). A live webcast of the call will also be available at http://investor.chegg.com under the Events & Presentations menu. An audio replay will be available beginning at 4:30 p.m. Pacific Daylight Time (or 7:30 p.m. Eastern Daylight Time) on August 9, 2021, until 8:59 p.m. Pacific Standard Time (or 11:59 p.m. Eastern Daylight Time) on August 16, 2021, by calling 1-844-512-2921, or outside the U.S. +1-412-317-6671, with Conference ID 13721450. An audio archive of the call will also be available at http://investor.chegg.com.

Use of Investor Relations Website for Regulation FD Purposes

Chegg also uses its media center website, http://www.chegg.com/press, as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. Accordingly, investors should monitor http://www.chegg.com/press, in addition to following press releases, Securities and Exchange Commission filings and public conference calls and webcasts.

About Chegg

Millions of people Learn with Chegg. We strive to improve educational outcomes by putting the student first. We support students on their journey from high school to college and into their career with tools designed to help them learn their course materials, succeed in their classes, save money on required materials, and learn the most in-demand skills. Our services are available online, anytime and anywhere. Chegg is a publicly held company based in Santa Clara, California and trades on the NYSE under the symbol CHGG. For more information, visit www.chegg.com.

Use of Non-GAAP Measures

To supplement Chegg’s financial results presented in accordance with generally accepted accounting principles in the United States (GAAP), this press release and the accompanying tables and the related earnings conference call contain non-GAAP financial measures, including adjusted EBITDA, non-GAAP operating expenses, non-GAAP income from operations, non-GAAP net income, non-GAAP weighted average shares, non-GAAP net income per share, and free cash flow. For reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures, please see the section of the accompanying tables titled, “Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA,” “Reconciliation of GAAP to Non-GAAP Financial Measures,” “Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow,” and “Reconciliation of Forward-Looking Net (Loss) Income to EBITDA and Adjusted EBITDA.”

The presentation of these non-GAAP financial measures is not intended to be considered in isolation from, as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, and may be different from non-GAAP financial measures used by other companies. Chegg defines (1) adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, or EBITDA, adjusted for print textbook depreciation expense and to exclude share-based compensation expense, other income (expense), net, acquisition-related compensation costs and transitional logistic charges; (2) non-GAAP operating expenses as operating expenses excluding share-based compensation expense, amortization of intangible assets, and acquisition-related compensation costs; (3) non-GAAP income from operations as income from operations excluding share-based compensation expense, amortization of intangible assets, acquisition-related compensation costs and transitional logistic charges; (4) non-GAAP net income as net income (loss) excluding share-based compensation expense, amortization of intangible assets, acquisition-related compensation costs, amortization of debt discount and issuance costs, the loss on early extinguishment of debt, the net loss on change in fair value of derivative instruments, the gain on sale of strategic equity investment and transitional logistic charges; (5) non-GAAP weighted average shares outstanding as weighted average shares outstanding adjusted for the effect of outstanding stock options, RSUs, PSUs, and shares related to our convertible senior notes, to the extent such shares are not already included in our weighted average shares outstanding; (6) non-GAAP net income per share is defined as non-GAAP net income divided by non-GAAP weighted average shares outstanding; and (7) free cash flow as net cash provided by operating activities adjusted for purchases of property and equipment, purchases of textbooks and proceeds from disposition of textbooks. To the extent additional significant non-recurring items arise in the future, Chegg may consider whether to exclude such items in calculating the non-GAAP financial measures it uses.

Chegg believes that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures, provide meaningful supplemental information regarding Chegg’s performance by excluding items that may not be indicative of Chegg’s core business, operating results or future outlook. Chegg management uses these non-GAAP financial measures in assessing Chegg’s operating results, as well as when planning, forecasting and analyzing future periods and believes that such measures enhance investors’ overall understanding of our current financial performance. These non-GAAP financial measures also facilitate comparisons of Chegg’s performance to prior periods.

As presented in the “Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA,” “Reconciliation of GAAP to Non-GAAP Financial Measures,” “Reconciliation of Forward-Looking Net (Loss) Income to EBITDA and Adjusted EBITDA,” and “Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow” tables below, each of the non-GAAP financial measures excludes one or more of the following items:

Share-based compensation expense.

Share-based compensation expense is a non-cash expense that varies in amount from period to period and is dependent on market forces that are often beyond Chegg's control. As a result, management excludes this item from Chegg's internal operating forecasts and models. Management believes that non-GAAP measures adjusted for share-based compensation expense provide investors with a basis to measure Chegg's core performance against the performance of other companies without the variability created by share-based compensation as a result of the variety of equity awards used by other companies and the varying methodologies and assumptions used.

Amortization of intangible assets.

Chegg amortizes intangible assets that it acquires in conjunction with acquisitions, which results in non‑cash expenses that may not otherwise have been incurred. Chegg believes excluding the expense associated with intangible assets from non-GAAP measures allows for a more accurate assessment of its ongoing operations and provides investors with a better comparison of period-over-period operating results.

Acquisition-related compensation costs.

Acquisition-related compensation costs include compensation expense resulting from the employment retention of certain key employees established in accordance with the terms of the acquisitions. In most cases, these acquisition-related compensation costs are not factored into management's evaluation of potential acquisitions or Chegg's performance after completion of acquisitions, because they are not related to Chegg's core operating performance. In addition, the frequency and amount of such charges can vary significantly based on the size and timing of acquisitions and the maturities of the businesses being acquired. Excluding acquisition-related compensation costs from non-GAAP measures provides investors with a basis to compare Chegg’s results against those of other companies without the variability caused by purchase accounting.

Amortization of debt discount and issuance costs.

Beginning January 1, 2021, as a result of our adoption of Accounting Standards Update (ASU) 2020-06 (ASU 2020-06), we account for our convertible senior notes entirely as a liability and no longer record interest expense related to the amortization of the debt discount. We continue to recognize the effective interest expense on our convertible senior notes and amortize the debt issuance costs over the term of the convertible senior notes. We adopted ASU 2020-06 under the modified retrospective method applied to convertible senior notes outstanding as of January 1, 2021 and have not changed previously disclosed amounts or provided additional disclosures for comparative periods. Prior to our adoption of ASU 2020-06, we were required to separately account for the liability (debt) and equity (conversion option) components of our convertible senior notes and recognize the effective interest expense on our convertible senior notes and amortize the debt discount and issuance costs over the term of the notes.

The difference between the effective interest expense and the contractual interest expense are excluded from management's assessment of our operating performance because management believes that these non-cash expenses are not indicative of ongoing operating performance. Chegg believes that the exclusion of the non-cash interest expense provides investors with a better comparison of period-over-period operating results.

Loss on early extinguishment of debt.

Beginning January 1, 2021, as a result of our adoption of ASU 2020-06 and accounting for our convertible senior notes entirely as a liability, we are required to compare the total consideration of extinguished convertible senior notes to the respective carrying amounts to record a loss. Prior to our adoption of ASU 2020-06, we were required to separately account for the liability (debt) and equity (conversion option) components of our convertible senior notes which required us to estimate the fair value of extinguished or converted convertible senior notes and compare to the respective carrying amount to record a loss.

The loss on early extinguishment of debt is not considered a core-operating activity and we believe its exclusion provides investors with a better comparison of period-over-period operating results.

Loss on change in fair value of derivative instruments, net.

Our convertible senior notes embedded conversion options and related capped call instruments meet certain conditions for exclusion as derivative instruments and instead meet conditions to be classified in equity. The embedded conversion features and capped call transactions are not remeasured as long as they continue to meet the conditions for equity classification, otherwise they are classified as derivative instruments and recorded at fair value with changes in fair value recorded in other (expense) income, net. The loss on change in fair value of derivative instruments is not considered a core-operating activity and we believe its exclusion provides investors with a better comparison of period-over-period operating results.

Gain on sale of strategic equity investment.

The gain on sale of strategic equity investment represents a one-time event to record a gain on our strategic equity investment in a foreign entity that was acquired. The gain on sale of strategic equity investment is a one-time event and we believe its exclusion provides investors with a better comparison of period-over-period operating results.

Transitional logistics charges.

The transitional logistics charges represent incremental expenses incurred as we transition our print textbooks to a new third party logistics provider. Chegg believes that it is appropriate to exclude them from non-GAAP financial measures because it is the result of an event that is not considered a core-operating activity and we believe its exclusion provides investors with a better comparison of period-over-period operating results.

Effect of shares for stock plan activity.

The effect of shares for stock plan activity represents the dilutive impact of outstanding stock options, RSUs, and PSUs calculated under the treasury stock method.

Effect of shares related to convertible senior notes.

Beginning January 1, 2021, as a result of our adoption of ASU 2020-06, the effect of shares related to convertible senior notes represents the dilutive impact of outstanding convertible senior notes calculated under the if-converted method which assumes all outstanding convertible senior notes are converted at the beginning of the period resulting in a higher share count when calculating the dilutive impact. Prior to our adoption of ASU 2020-06, the effect of shares related to convertible senior notes represents the dilutive impact of outstanding convertible senior notes calculated under the treasury stock method.

The effect of shares related to convertible senior notes represents the dilutive impact of our convertible senior notes, to the extent such shares are not already included in our weighted average shares outstanding as they were antidilutive on a GAAP basis.

Free cash flow.

Free cash flow represents net cash provided by operating activities adjusted for purchases of property and equipment and purchases of textbooks and including proceeds from the disposition of textbooks. Chegg considers free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business after the purchases of property and equipment and textbooks, which can then be used to, among other things, invest in Chegg's business and make strategic acquisitions. A limitation of the utility of free cash flow as a measure of financial performance is that it does not represent the total increase or decrease in Chegg's cash balance for the period.

Forward-Looking Statements

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which include, without limitation statements regarding the impact of the ongoing coronavirus (COVID-19) pandemic on Chegg’s financial condition and results of operations, Chegg's continued momentum and 2021 guidance; and those included in the investor presentation referenced above, those included in the “Prepared Remarks” sections above, and all statements about Chegg’s outlook under “Business Outlook.” The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “project,” “endeavor,” “will,” “should,” “future,” “transition,” “outlook” and similar expressions, as they relate to Chegg, are intended to identify forward-looking statements. These statements are not guarantees of future performance, and are based on management’s expectations as of the date of this press release and assumptions that are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to differ materially from any future results, performance or achievements. Important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements include the following: the effects of the COVID-19 pandemic on Chegg’s business and the economy generally; Chegg’s ability to attract new students, which have an inherently high rate of turnover primarily due to graduation; changes in search engine methodologies that modify Chegg’s search result page rankings, resulting in decreased student engagement on Chegg’s website; competition in aspects of Chegg’s business, and Chegg expects such competition to increase; Chegg’s ability to maintain its services and systems without interruption, including as a result of technical issues or cybersecurity threats; third-party payment processing risks; adoption of government regulation of education unfavorable to Chegg; the rate of adoption of Chegg’s offerings; mobile app stores and mobile operating systems making Chegg’s apps and mobile website available to students and to grow Chegg’s user base and increase their engagement; Chegg’s ability to expand internationally; colleges and governments restricting online access or access to Chegg’s website; Chegg’s ability to strategically take advantage of new opportunities; competitive developments, including pricing pressures and other services targeting students; Chegg’s ability to build and expand its services offerings; Chegg’s ability to develop new products and services on a cost-effective basis and to integrate acquired businesses and assets; the impact of seasonality on the business; Chegg's brand and reputation; the outcome of any current litigation and investigations; the ability of our logistics partner to manage the fulfillment processes; Chegg’s ability to effectively control operating costs; changes in Chegg’s addressable market; regulatory changes, in particular concerning privacy and marketing; any significant disruptions related to cybersecurity or cyber-attacks; changes in the education market, including as a result of COVID-19; and general economic, political and industry conditions. All information provided in this release and in the conference call is as of the date hereof and Chegg undertakes no duty to update this information except as required by law. These and other important risk factors are described more fully in documents filed with the Securities and Exchange Commission, including Chegg's Annual Report on Form 10-K for the year ended December 31, 2020 filed with the Securities and Exchange Commission on February 22, 2021, and could cause actual results to vary from expectations.

CHEGG, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except for number of shares and par value)
(unaudited)

	June 30, 2021	December 31, 2020
Assets
Current assets
Cash and cash equivalents	$840,056	$479,853
Short-term investments	1,221,666	665,567
Accounts receivable, net of allowance of $147 and $153 at June 30, 2021 and December 31, 2020, respectively	10,091	12,913
Prepaid expenses	18,811	12,776
Other current assets	25,643	11,846
Total current assets	2,116,267	1,182,955
Long-term investments	484,853	523,628
Textbook library, net	17,682	34,149
Property and equipment, net	149,627	125,807
Goodwill	290,725	285,214
Intangible assets, net	46,620	51,249
Right of use assets	21,100	24,226
Other assets	24,073	24,030
Total assets	$3,150,947	$2,251,258
Liabilities and stockholders' equity
Current liabilities
Accounts payable	$6,211	$8,547
Deferred revenue	34,682	32,620
Accrued liabilities	72,644	68,565
Total current liabilities	113,537	109,732
Long-term liabilities
Convertible senior notes, net	1,675,340	1,506,922
Long-term operating lease liabilities	15,811	19,264
Other long-term liabilities	8,377	5,705
Total long-term liabilities	1,699,528	1,531,891
Total liabilities	1,813,065	1,641,623
Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.001 par value per share, 10,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.001 par value per share: 400,000,000 shares authorized; 144,621,425 and 129,343,524 shares issued and outstanding at June 30, 2021 and December 31, 2020, respectively	145	129
Additional paid-in capital	1,706,855	1,030,577
Accumulated other comprehensive (loss) income	(970)	1,530
Accumulated deficit	(368,148)	(422,601)
Total stockholders' equity	1,337,882	609,635
Total liabilities and stockholders' equity	$3,150,947	$2,251,258

CHEGG, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net revenues	$198,478	$153,009	$396,856	$284,599
Cost of revenues(1)	60,708	43,524	132,092	85,914
Gross profit	137,770	109,485	264,764	198,685
Operating expenses:
Research and development(1)	41,595	40,374	87,726	79,915
Sales and marketing(1)	21,686	15,758	47,900	35,996
General and administrative(1)	39,719	31,292	77,589	57,437
Total operating expenses	103,000	87,424	213,215	173,348
Income from operations	34,770	22,061	51,549	25,337
Interest expense, net and other income (expense), net:
Interest expense, net	(1,701)	(13,425)	(3,630)	(26,852)
Other income (expense), net	1,920	3,240	(75,288)	8,200
Total interest expense, net and other income (expense), net	219	(10,185)	(78,918)	(18,652)
Income (loss) before provision for income taxes	34,989	11,876	(27,369)	6,685
Provision for income taxes	2,225	1,287	5,046	1,809
Net income (loss)	$32,764	$10,589	$(32,415)	$4,876
Net income (loss) per share
Basic	$0.23	$0.09	$(0.23)	$0.04
Diluted	$0.20	$0.08	$(0.23)	$0.04
Weighted average shares used to compute net income (loss) per share
Basic	143,112	123,842	138,756	123,135
Diluted	168,282	133,851	138,756	132,674

(1) Includes share-based compensation expense as follows:
Cost of revenues	$419	$213	$781	$382
Research and development	9,100	7,620	17,059	14,611
Sales and marketing	3,655	2,436	6,574	4,622
General and administrative	15,371	9,277	27,231	18,265
Total share-based compensation expense	$28,545	$19,546	$51,645	$37,880

CHEGG, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Six Months Ended June 30,
	2021	2020
Operating activities
Net (loss) income	$(32,415)	$4,876
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Print textbook depreciation expense	6,581	7,062
Other depreciation and amortization expense	30,187	19,834
Share-based compensation expense	51,645	37,880
Amortization of debt discount and issuance costs	3,097	25,892
Loss on early extinguishment of debt	78,152	—
Loss on change in fair value of derivative instruments, net	7,148	—
Loss from write-off of property and equipment	1,042	851
Gain on sale of strategic equity investment	(5,338)	—
Loss (gain) on textbook library, net	4,230	(1,371)
Operating lease expense, net of accretion	3,064	2,185
Other non-cash items	298	(427)
Change in assets and liabilities, net of effect of acquisition of business:
Accounts receivable	3,462	3,961
Prepaid expenses and other current assets	(14,715)	(1,812)
Other assets	7,220	(712)
Accounts payable	(3,139)	(574)
Deferred revenue	2,062	8,117
Accrued liabilities	4,197	17,389
Other liabilities	(2,277)	(946)
Net cash provided by operating activities	144,501	122,205
Investing activities
Purchases of property and equipment	(46,595)	(43,111)
Purchases of textbooks	(5,018)	(38,668)
Proceeds from disposition of textbooks	6,709	3,415
Purchases of investments	(984,606)	(277,033)
Maturities of investments	455,536	271,711
Purchase of strategic equity investment	—	(2,000)
Proceeds from sale of strategic equity investment	7,081	—
Acquisition of businesses, net of cash acquired	(7,891)	(92,796)
Net cash used in investing activities	(574,784)	(178,482)
Financing activities
Proceeds from common stock issued under stock plans, net	5,267	8,039
Payment of taxes related to the net share settlement of equity awards	(74,642)	(54,104)
Proceeds from equity offering, net of offering costs	1,091,466	—
Repayment of convertible senior notes	(300,751)	—
Proceeds from exercise of convertible senior notes capped call	69,004	—
Net cash provided by (used in) financing activities	790,344	(46,065)
Net increase (decrease) in cash, cash equivalents and restricted cash	360,061	(102,342)
Cash, cash equivalents and restricted cash, beginning of period	481,715	389,432
Cash, cash equivalents and restricted cash, end of period	$841,776	$287,090

	Six Months Ended June 30,
	2021	2020
Supplemental cash flow data:
Cash paid during the period for:
Interest	$615	$931
Income taxes, net of refunds	$4,268	$1,247
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$4,030	$3,350
Right of use assets obtained in exchange for lease obligations:
Operating leases	$—	$1,713
Non-cash investing and financing activities:
Accrued purchases of long-lived assets	$2,341	$754
Accrued escrow related to acquisition	$—	$7,451
Issuance of common stock related to repayment of convertible senior notes	$235,521	$—

	June 30,
	2021	2020
Reconciliation of cash, cash equivalents and restricted cash:
Cash and cash equivalents	$840,056	$285,064
Restricted cash included in other current assets	—	308
Restricted cash included in other assets	1,720	1,718
Total cash, cash equivalents and restricted cash	$841,776	$287,090

CHEGG, INC.
RECONCILIATION OF NET INCOME (LOSS) TO EBITDA AND ADJUSTED EBITDA
(in thousands)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net income (loss)	$32,764	$10,589	$(32,415)	$4,876
Interest expense, net	1,701	13,425	3,630	26,852
Provision for income taxes	2,225	1,287	5,046	1,809
Print textbook depreciation expense	2,821	3,535	6,581	7,062
Other depreciation and amortization expense	15,341	10,591	30,187	19,834
EBITDA	54,852	39,427	13,029	60,433
Print textbook depreciation expense	(2,821)	(3,535)	(6,581)	(7,062)
Share-based compensation expense	28,545	19,546	51,645	37,880
Other income (expense), net	(1,920)	(3,240)	75,288	(8,200)
Acquisition-related compensation costs	1,457	3,276	3,878	4,216
Transitional logistics charges	4,246	—	4,246	—
Adjusted EBITDA	$84,359	$55,474	$141,505	$87,267

CHEGG, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(in thousands, except percentages and per share amounts)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Operating expenses	$103,000	$87,424	$213,215	$173,348
Share-based compensation expense	(28,126)	(19,333)	(50,864)	(37,498)
Amortization of intangible assets	(1,005)	(3,000)	(3,340)	(5,467)
Acquisition-related compensation costs	(1,457)	(3,276)	(3,878)	(4,216)
Non-GAAP operating expenses	$72,412	$61,815	$155,133	$126,167

Income from operations	$34,770	$22,061	$51,549	$25,337
Share-based compensation expense	28,545	19,546	51,645	37,880
Amortization of intangible assets	3,178	3,000	7,627	5,467
Acquisition-related compensation costs	1,457	3,276	3,878	4,216
Transitional logistics charges	4,246	—	4,246	—
Non-GAAP income from operations	$72,196	$47,883	$118,945	$72,900

Net income (loss)	$32,764	$10,589	$(32,415)	$4,876
Share-based compensation expense	28,545	19,546	51,645	37,880
Amortization of intangible assets	3,178	3,000	7,627	5,467
Acquisition-related compensation costs	1,457	3,276	3,878	4,216
Amortization of debt discount and issuance costs	1,471	12,946	3,097	25,892
Loss on early extinguishment of debt	—	—	78,152	—
Loss on change in fair value of derivative instruments, net	—	—	7,148	—
Gain on sale of strategic equity investment	—	—	(5,338)	—
Transitional logistics charges	4,246	—	4,246	—
Non-GAAP net income	$71,661	$49,357	$118,040	$78,331

Weighted average shares used to compute net income (loss) per share, diluted	168,282	133,851	138,756	132,674
Effect of shares for stock plan activity	—	—	2,994	—
Effect of shares related to convertible senior notes	—	—	25,901	—
Non-GAAP weighted average shares used to compute non-GAAP net income per share, diluted	168,282	133,851	167,651	132,674

Net income (loss) per share, diluted	$0.20	$0.08	$(0.23)	$0.04
Adjustments	0.23	0.29	0.93	0.55
Non-GAAP net income per share, diluted	$0.43	$0.37	$0.70	$0.59

CHEGG, INC.
RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW
(in thousands)
(unaudited)

	Six Months Ended June 30,
	2021	2020
Net cash provided by operating activities	$144,501	$122,205
Purchases of property and equipment	(46,595)	(43,111)
Purchases of textbooks	(5,018)	(38,668)
Proceeds from disposition of textbooks	6,709	3,415
Free cash flow	$99,597	$43,841

CHEGG, INC.
RECONCILIATION OF FORWARD-LOOKING NET (LOSS) INCOME TO EBITDA AND ADJUSTED EBITDA
(in thousands)
(unaudited)

	Three Months Ending September 30, 2021	Year Ending December 31, 2021
Net (loss) income	$(9,700)	$19,000
Interest expense, net	1,600	6,900
Provision for income taxes	1,900	8,900
Textbook library depreciation expense	4,000	14,400
Other depreciation and amortization expense	15,800	62,200
EBITDA	13,600	111,400
Textbook library depreciation expense	(4,000)	(14,400)
Share-based compensation expense	30,000	112,000
Other income (expense), net	(700)	74,000
Acquisition-related compensation costs	1,300	6,400
Transitional logistic charges	3,800	8,100
Adjusted EBITDA*	$44,000	$297,500

* Adjusted EBITDA guidance for the three months ending September 30, 2021 and year ending December 31, 2021 represent the midpoint of the ranges of $43 million to $45 million and $295 million to $300 million, respectively.